Exhibit 99.1

(1) Rio Tinto Energy America Inc. ("RTEA") and Kennecott Management Services Company ("KMS") own Common Membership Units of Cloud Peak Energy Resources LLC ("CPER"). RTEA and KMS are entitled to cause CPER to redeem at any time all or any portion of the Common Membership Units held by them for a cash payment in respect of each unit equal to the arithmetic average of the volume weighted average prices for a share of the Common Stock, par value of $0.01 per share of the Issuer (the "Common Stock") on the principal exchange or quotation system on which the Common Stock trades for each of the ten trading days prior to the notice of redemption (the "Cash Settlement Price"). The Issuer may, in its sole discretion, elect to assume the rights and obligations of CPER with respect to such redemption, whereupon the Issuer would acquire the Common Membership Units offered for redemption by RTEA and KMS for a payment of either (i) shares of Common Stock for the redeemed Common Membership Units, (ii) a payment in cash equal to the Cash Settlement Price for each of the redeemed Common Membership Units or (iii) a combination of (i) and (ii). In addition, if RTEA and KMS own, in the aggregate, less than five percent (5%) of the Common Membership Units of CPER issued and outstanding immediately following the initial public offering (the "IPO") by the Issuer of the Common Stock (excluding any Common Membership Units held by the Issuer in respect of any grants of Common Stock at the time of the IPO under the Issuer's 2009 Long Term Incentive Plan), CPER has the right to redeem all of the Common Membership Units held by RTEA and KMS. The Issuer may, in its sole discretion, elect to assume the rights and obligations of CPER with respect to such redemption, whereupon the Issuer would acquire all of the Common Membership Units held by RTEA and KMS on the same terms as stated above.

(2) 59,703,180 of the reported securities are owned directly by RTEA, 296,820 of the reported securities are owned directly by KMS and all of the reported securities are owned indirectly by Rio Tinto America Inc., Rio Tinto America Holdings Inc., RTAH LLC, Rio Tinto Western Holdings Limited, Rio Tinto European Holdings Limited and Rio Tinto Plc. Each of Rio Tinto Western Holdings Limited and RTAH LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.